Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-235352) of Landmark Infrastructure Partners LP;
(2)	Registration Statement (Form S-4 No. 333-209533) of Landmark Infrastructure Partners LP; and
(3)	Registration Statement (Form S-8 No. 333-201065) pertaining to the 2014 Long-Term Incentive Plan of Landmark Infrastructure Partners LP;

of our reports dated February 27, 2020, with respect to the consolidated financial statements and schedule of Landmark Infrastructure Partners LP and the effectiveness of internal control over financial reporting of Landmark Infrastructure Partners LP included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Los Angeles, California

February 27, 2020